Lineage, Inc. Declares Initial Dividend

NOVI, Mich. – September 11, 2024 – Lineage, Inc. (NASDAQ: LINE) (the "Company"), the world’s largest global temperature-controlled warehouse REIT, today announced that its Board of Directors has declared a prorated quarterly cash dividend of $0.38 per share for the third quarter of 2024. The dividend is prorated for the period commencing on July 26, 2024, the date the Company’s initial public offering was consummated, and ending on September 30, 2024, representing an annualized dividend rate of $2.11 per share.

The dividend will be paid on October 21, 2024, to shareholders of record of the Company's common stock as of the close of business on September 30, 2024.

About Lineage
Lineage, Inc. (NASDAQ: LINE) is the world’s largest global temperature-controlled warehouse REIT with a network of over 480 strategically located facilities totaling over 84 million square feet and approximately 3.0 billion cubic feet of capacity across countries in North America, Europe, and Asia-Pacific. Coupling end-to-end supply chain solutions and technology, Lineage partners with some of the world’s largest food and beverage producers, retailers, and distributors to help increase distribution efficiency, advance sustainability, minimize supply chain waste, and, most importantly, feed the world. Learn more at onelineage.com and join us on LinkedIn , Facebook , Instagram , and X.

Forward-Looking Statements
Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lineage intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by Lineage’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of Lineage’s performance in future periods. Except as required by law, Lineage does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Investor Relations Contact	Media Contact
Evan Barbosa	Megan Hendricksen
VP, Investor Relations	VP, Global Marketing & Communications
ir@onelineage.com	pr@onelineage.com

Source: Lineage, Inc.